Exhibit 99

For Immediate Release

Media contact: Laurie Bauer

Director of Public Relations

   (952) 947-2450

laurie.bauer@bestbuy.com

Investor contact: Jennifer Driscoll
Director of Investor Relations

(952) 947-2350

jennifer.driscoll@bestbuy.com

Best Buy Board Approves 3-for-2 Stock Split

MINNEAPOLIS, April 15, 2002 — Best Buy Co., Inc. (NYSE: BBY) today reported that at its regularly scheduled meeting on Friday, April 12, the Company’s board of directors approved a three-for-two stock split payable in the form of a 50-percent stock dividend. Shareholders of record as of Friday, April 26, 2002, will receive one additional share for every two shares held. The payment date will be Friday, May 10, 2002. This is the seventh split in the Company’s common stock since Best Buy went public in 1985. The most recent split (a two-for-one split) occurred in March 1999.

                “Our board elected to split the stock due to its confidence in our future, as well as a desire to offer investors a more attractive entry price for our shares,” said Best Buy Founder, Chairman & CEO Richard M. Schulze.

The share price of the Company’s common stock on the New York Stock Exchange rose by more than 150 percent during calendar 2001 and by more than 2,700 percent in the past five years. On April 5, 2002, the Company had approximately 213,188,000 shares outstanding.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

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About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company reaches consumers through over 1,900 retail stores in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

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